Exhibit 99.j.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions “Financial highlights” in the Prospectus and “Independent registered public accounting firm,” “Arrangements to disclose portfolio holdings to service providers and fiduciaries” and “Financial statements and report of independent registered public accounting firm” in the Statement of Additional Information and to the incorporation by reference of our report dated August 28, 2008, in this Registration Statement (Form N-1A No. 33-47287 and 811-6637) of The UBS Funds.

/s/ Ernst & Young LLP
ERNST & YOUNG LLP

New York, New York
October 24, 2008